Exhibit 5.2

May 21, 2013

Our File No.: 05-0661

Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

Re: Cott Corporation

We have acted as counsel to Cott Corporation (the “Company”) in connection with the adoption by the Company of its Amended and Restated 2010 Equity Incentive Plan, as amended (the “Incentive Plan”) pursuant to which an additional 8,000,000 common shares (“Common Shares”) will be reserved for issuance pursuant to grants under the Incentive Plan.

Examinations

We have examined the following documents and records for the purposes of this opinion:

(i)	a certificate of compliance for the Company dated May 2, 2013 (the “Certificate of Compliance”); and

(ii)	a certificate of an officer of the Company dated April 30, 2013 (the “Certificate”), a copy of which is attached hereto.

We have also examined such other records and documents provided to us and such statutes, regulations and other public and corporate records of the Company and considered such questions of law as we have considered relevant and necessary for the purposes of the opinions expressed below.

Reliance

For the purposes of the opinions expressed below, we have relied without independent investigation, upon the Certificate of Compliance and Certificate and have assumed:

(i)	the genuineness of all signatures on each document that we have examined;

(ii)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, whether photostatic; telecopies or otherwise;

(iii)	the legal power, capacity and authority of all natural persons signing in their individual capacity;

(iv)	the accuracy of all factual matters contained in the Certificate; and

(v)	that the Certificate and the Certificate of Compliance continue to be accurate on the date hereof.

Opinions

Based and relying upon the foregoing assumptions and subject to the following qualification and limitation, we are of the opinion that the additional 8,000,000 Common Shares that may be issued pursuant to and in accordance with the Incentive Plan have been authorized for issuance and, when issued in accordance with the terms of the Incentive Plan and in compliance with all applicable laws, will be issued and outstanding as fully paid and non-assessable.

Qualification

The foregoing opinion is subject to the qualification that we are solicitors in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect on the date hereof.

Limitation

This opinion is being delivered in connection with the transaction described herein and may not be quoted from or referred to in any other documents, or furnished (either in its original form or by copy) to any other party without our prior written consent.

Yours very truly,

/s/ Goodmans LLP